Exhibit 10.19
FIRST AMENDMENT TO SUBLEASE
     THIS FIRST AMENDMENT TO SUBLEASE (as the same may be amended or otherwise modified from time to time, this “Amendment”) is made as of June 8, 2006 by and between WILLIS NORTH AMERICA INC., a Delaware corporation (“Sublandlord”), and ENVOY CORPORATION, a Delaware corporation (“Subtenant”).
WITNESSETH:
     WHEREAS, the parties hereto are parties to a Sublease made as of December 31, 2000 (as modified by a letter dated March 25, 2004 and as the same may be further amended or otherwise modified from time to time, the “Sublease”) with respect to certain space located at 26 Century Boulevard, Nashville, Tennessee; and
     WHEREAS, the parties hereto desire to amend the Sublease as hereinafter set forth.
     NOW, THEREFORE, upon and subject to the terms and conditions of this Amendment, and in consideration of the premises and the mutual agreements hereinafter set forth, Sublandlord and Subtenant, for themselves, their heirs, executors, legal representatives, successors and assigns, hereby covenant and agree as follows:
     1. Defined Terms. All capitalized terms used herein without definition and which are defined in the Sublease are used herein with the meaning assigned to such terms in the Sublease.
     2. Amendments. With respect to the Sublease, the parties make the following agreements:
          (a) Surrender of Space. As of a date that is no later than the date that is two (2) weeks following the later of (x) the date of Prime Landlord’s approval hereof (pursuant to Section 3(f) of this Amendment), (y) the date of Prime Landlord’s approval of the Data Center Work (as defined in Section 2(d) hereof), and (z) the date that Sublandlord notifies Subtenant of such approvals (which notice may be telephonic or by facsimile), Subtenant shall surrender to Sublandlord, free of occupants and the rights of any persons claiming through Subtenant, that portion of the Data Center (the “Surrendered Space”) more particularly shown on EXHIBIT A attached hereto (the date that the Surrendered Space is actually surrendered to Sublandlord in the manner required hereby is herein, the “Effective Date”; and the last day of such two (2) week period is herein, the “Outside Date”‘). The Surrendered Space contains 1,300 rentable square feet. Sublandlord shall accept the Surrendered Space in its condition as of the date hereof, subject to reasonable wear and tear and damage for which Subtenant is not liable under the Sublease excepted. Notwithstanding the foregoing, Subtenant shall use commercially reasonable good faith efforts to surrender the Surrendered Space to Sublandlord in the manner required hereby on or before the Outside Date. The Surrendered Space shall, upon the Effective Date, no longer be part of the Premises, and the Sublease and the subleasehold estate created thereby shall, with respect only to the

Surrendered Space, terminate. From and after the Effective Date, the remaining Premises shall consist of 97,678 rentable square feet. In the event that the Effective Date does not occur by the Outside Date by reason of any Tenant Delays (caused by Subtenant), Subtenant shall pay to Sublandlord as additional rent the sum of $500 per day for each day that the Effective Date is delayed beyond the Outside Date by reason of such Tenant Delay (caused by Subtenant).
          (b) Base Rent Adjustment. From and after the Effective Date, the Base Rent due under the Sublease shall, on a pro-rata basis, be reduced and be payable as follows (and Section 2(a) of the Sublease is amended accordingly):

Period	Monthly Base Rent	Annual Base Rent
Effective Date- 5/31/07	$185,100.00	$2,221,200.00
6/1/07 - 5/31/08	$189,984.00	$2,279,808.00
6/1/08 - 5/31/09	$195,030.00	$2,340,360.00
6/1/09 - 5/31/10	$200,159.00	$2,401,908.00
6/1/10-12/28/10	$205,531.00	$2,466,372.00
          (c) Adjustment to Subtenant’s Percentage Share and Sublandlord’s Share. From and after the Effective Date, the Subtenant’s “Percentage Share” shall be reduced to 35.94% and “Sublandlord’s Share” shall be increased to 40.59%.
          (d) Data Center Work. Subject to the terms and conditions of the Sublease, Subtenant shall make the improvements (the “Data Center Work”) to the Data Center described, in part, on EXHIBIT B attached hereto, and shall also include the purchase and installation of the HVAC Units described in Section 2(f) below and such other work as the parties shall mutually and reasonably agree upon. The total cost of the Data Center Work is subject to the prior written approval of Sublandlord, not to be unreasonably withheld or delayed. The Data Center Work shall be commenced promptly following the Effective Date and shall thereafter be performed diligently and continuously to completion in accordance with the terms of the Sublease and, except as provided in Sections 2(e) and 2(f) hereof, at the sole cost and expense of Subtenant.
          (e) Data Center Work Rent Credit. Once the Data Center Work has been fully completed and all governmental and Prime Landlord approvals of the Data Center Work have been obtained, Subtenant shall be entitled to be reimbursed by Sublandlord for an amount equal to Subtenant’s out-of-pocket costs for the Data Center Work (as approved by Sublandlord as set forth above), but exclusive of any of the costs of purchasing and installing the HVAC Units, as described in Section 2(f) below, multiplied by 40.59%, which amount shall be paid to Subtenant in the form of a rent credit against the immediately succeeding installments of Base Rent and Additional Rent due under the Sublease.
          (f) Additional HVAC Units. As part of the Data Center Work, Sublandlord requires that four (4) additional HVAC units (the “HVAC Units”) be installed in the Data Center at the locations indicated on EXHIBIT C attached hereto.

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Subtenant will purchase the HVAC Units and Subtenant will have its contractor install the HVAC Units. Once the HVAC Units have been installed as aforesaid, Sublandlord shall reimburse Subtenant for Subtenant’s actual out-of-pocket costs incurred for the purchase and installation of the HVAC Units, which payment shall be made by Sublandlord within fifteen (15) days following receipt of a bill therefor (which bill shall include proof of payment by Subtenant of all such amounts). The HVAC Units will be maintained by Sublandlord. Subject to the provisions of Section 6(a)(iv)(6) of the Sublease, Subtenant shall retain the obligation to maintain the UPS System, the Glycol- Based System, the Halon System and such other systems serving the Data Center (including the Surrendered Space) as are required pursuant to the terms of the Sublease.
          (g) Additional Surrendered Space. Sublandlord and Subtenant may hereafter agree to include in the Surrendered Space some or all the portions of the Data Center described or shown on EXHIBIT D attached hereto. Such EXHIBIT D also sets forth the rentable square footage of the separate areas that may be surrendered. If they so agree (it being acknowledged that neither party has any obligation to expand the Surrendered Space), such agreement must be in writing and upon the effective date of any such surrender, the Base Rent, Subtenant’s “Percentage Share” and “Sublandlord’s Share” shall each be adjusted (prospectively only) using the same method referred to in Section 2(b) and Section 2(c) hereof. Any space added to the Surrendered Space pursuant to this paragraph must, at the time it is surrendered, be vacant and free of the rights of persons claiming through Subtenant.
     3. Miscellaneous.
          (a) Brokers. Subtenant and Sublandlord each represent and warrant to the other that it has not employed or dealt with any broker concerning this Amendment. Each party hereby agrees to indemnify the other with respect to any costs or expenses incurred by the indemnified party by reason of a breach of the foregoing representation by the indemnifying party. This paragraph shall survive any expiration or earlier termination of the Sublease.
          (b) Entire Amendment; Amendments. This Amendment contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements with respect to the subject matter hereof. This Amendment cannot be changed in any manner except by a written agreement signed by the parties hereto. Except as expressly provided in Section 2 hereof, Sublandlord and Subtenant agree that the Sublease shall continue unmodified and in full force and effect in accordance with its terms as to the remaining Premises.
          (c) Severability; Governing Law. If any provision of this Amendment shall be determined to be invalid or unenforceable, the remainder of this Amendment and the application of all such provisions shall be valid and enforceable as permitted by law. This Amendment shall be governed in all respects by the laws of the State of Tennessee.

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          (d) Execution by Counterparts; Format. This Amendment may be executed in counterparts which shall be construed together as one instrument. Each exhibit attached hereto is made a part of this Amendment. Headings are for convenience only and shall not affect the interpretation of this Amendment.
          (e) Successors and Assigns. This Amendment shall apply and inure to and bind Sublandlord and Subtenant and their respective heirs, successors, and assigns, however the agreements and obligations of Sublandlord stated in this Amendment shall be binding upon Sublandlord and its successors and assigns only during its and their respective ownership of Sublandlord’s interest hereunder. Subtenant shall attorn to each of Sublandlord’s successors and assigns.
          (f) Consent of Prime Landlord. This Amendment is subject to the consent of Prime Landlord to this Amendment in accordance with the terms of the Prime Lease and, except for this paragraph, shall have no effect until Prime Landlord shall have given its written consent to this Amendment in a form reasonably satisfactory to both Sublandlord and Subtenant (the “Consent”), and this Sublease is executed by and delivered to both Sublandlord and Subtenant. In connection therewith, Subtenant shall reasonably cooperate with Sublandlord in its efforts to obtain the Consent to this Amendment from Prime Landlord. Sublandlord shall have no obligation to pay any fee or charge of any nature whatsoever not specifically required to be paid under the Prime Lease in connection with or as a condition to obtaining such Consent and shall suffer and incur no liability to Subtenant for its failure to obtain such Consent. Notwithstanding anything in this Section 3(f) to the contrary, if the Consent of Prime Landlord is not received within thirty (30) days, after the later of (x) the execution and delivery hereof and (y) the receipt by Prime Landlord of all information requested by it in accordance with the request for its Consent hereto pursuant to Section 12.3.2 of the Prime Lease, either Sublandlord or Subtenant shall, until such time as Prime Landlord’s Consent hereto is received, have the right to terminate this Amendment upon notice to the other, in which event neither party hereto shall thereafter have any further obligations to the other in respect of this Amendment, except for any obligations which expressly or by their nature survive such termination.
          (g) Authority. The parties affirm and covenant that each has the authority to enter into this Amendment, to abide by the terms hereof, and that the signatories hereto are authorized representatives of their respective entities to execute and bind such entity to this Amendment. As modified hereby, the Sublease is ratified and confirmed.

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     IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the day and year first above written.

SUBLANDLORD: WILLIS NORTH AMERICA INC.
By:	/s/ Debra Enderle
	Name:	Debra Enderle
	Title:	Vice President

SUBTENANT: ENVOY CORPORATION
By:	/s/ David Dutkus
	Name:	David Dutkus
	Title:	Vice President, Legal

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CONSENT
     Emdeon Corporation (formerly known as WebMD Corporation), a Delaware corporation, is the Guarantor of the obligations of Subtenant under the Sublease. Guarantor hereby consents to the execution and delivery of the foregoing First Amendment to Sublease and agrees that all references in the Guaranty to the Sublease shall mean the original Sublease, as amended. The Guaranty is hereby ratified and confirmed.

EMDEON CORPORATION
By:	/s/ David Dutkus
	Name:	David Dutkus
	Title:	Vice President, Legal

EXHIBIT A

EXHIBIT B

P O W E R   M A N A G E M E N T   C O R P O R A T I ON
Consulting Engineers
EMDEON/WILLIS UPS UPGRADE
SCHEMATIC DESIGN SUMMARY
April 28, 2006
OBJECTIVE:
Add a new UPS system at 26 Century Place that will a) initially serve the immediate IT equipment expansion for both Emdeon and Willis, and b) eventually replace the existing UPS on P4.
BACKGROUND:
Emdeon and Willis currently co-occupy the data center on the ground level of 26 Century Place in Nashville, Tennessee. Both tenants share the building standby electrical power system with building management, which utilizes it for the building emergency power system (egress lighting, elevators, smoke evacuation, fire pump, etc.).
The standby power system consists of five 600-kW diesel generators, ten automatic transfer switches, and associated switchboards and power panels. There are currently six branches of the standby power system. Four branches are emergency (life-safety) related, and two are for the data center UPS and HVAC. Consequently, two of the generators serve the building emergency systems, two serve the data center, and one is a redundant module that will pick up the load for any one of the other four that may fail.
CHALLENGES:
With the existing configuration, only two of the five 600 kW generators are available for the data center, and no single generator may be loaded above approximately 480 kW (with a safety factor of 20% included). Generator #3 currently serves most of the HVAC in the data center, and Generator #4 currently serves the UPS load. Each of these generators is loaded to approximately 60% today. Therefore, there is not enough available capacity to add another UPS system on either of these two generators.
Additionally, the dry coolers for the data center HVAC system are currently fed from the same panel that serves the parking garage smoke evacuation fans. This poses two concerns: (1) The dry coolers are not considered life-safety and therefore should not be on the same panel or ATS as any other life safety equipment, such as smoke/exhaust evacuation fans, and (2) splitting the HVAC system across two different ATS increases the likelihood of a data center HVAC interruption, since both the dry coolers, and the HVAC units are required to operate the system (if either fails, then the system fails).
Finally, the addition of the IT equipment proposed by both Willis and Emdeon in the near future is more load than the existing UPS can take on. However, once the “interim period” is passed, the total load for the data center is likely to be less than what it is today. The major challenge is to determine how to accommodate the interim period, and make way for the eventual transition from the old UPS on P4, to the new UPS proposed in the data center.
RECOMMENDATIONS:
PHASE 1:
1.	Install the backbone distribution for a 600 kW UPS system using four 200 kW modules, paralleled in an N+l configuration. Initially, install two 200 kW systems, with a maximum tolerance of 200 kW (the other unit is redundant).
1025 Sixteenth Avenue South, Suite 300, P.O. Box 121136
Nashville, Tennessee 37212 Phone 615383 6949 Fax 615 3836753 www.powermgmt.com mail@powermgmt.com

2.	Relocate the garage exhaust fans to the life safety ATS (#1). This will put them on the same branch as the egress lighting. The load on this system is less than 50% of its capacity, and the additional load is not going to push it over that mark. Relocate the dry coolers to the ATS (#9), which is currently serving the remainder of the data center HVAC system. This will free up ATS (#3), to be removed.

3.	Install a 1200 amp transfer switch ahead of the new UPS distribution. Feed the normal side from a new 1200-amp feeder in Main 5 (may require bus-tap) and feed the emergency side from panel “ES”, using the 400-amp feeder that currently serves ATS #3. The connection to panel “ES” will be temporary, until a future generator large enough to carry the entire new UPS system can be installed on the emergency side.
PHASE 2:
1.	Install a parallel control switchboard on level P4 and parallel all five 600 kW generators to a common bus. Individually move each of the six standby power standby branches over to the generator bus (Note this will require a specific and detailed sequence of events in order to assure uptime on the life safety systems and the data center, but it can be done with little to no down time).

2.	Re-feed the emergency side of the new 1200-amp ATS to the standby generator bus.

3.	Configure the priorities of all ATS loads as follows: Life safety as priority one; Fire pump as priority two; Data center as priority three. This will ensure that all life safety emergency systems remain in service as long as at least one generator is connected to the bus. If only two are operating, then the fire pump will have power, and so on. If they were all paralleled as described above it would only take three of the five generators to run the entire standby system. In fact, the entire building could be powered with all five connected.
PHASE 3:
1.	Add two more 200 kW UPS modules in parallel with the first two. This will bring the total UPS plant to 600 kW plus one redundant 200 kW module. With the addition of future PDUs on the load distribution, the entire data center could be moved to the new UPS system and the UPS system on P4 could be removed.
2.	A second option would be to add the new UPS modules as stated above, and then replace the old UPS system with an identical new system. This would give the data center a tier IV configuration, with 2(N+1) redundancy.
ATTACHMENTS:
Existing Oneline drawing (E101)
Proposed Oneline Drawing (El02)
END OF REPORT

2.0 MVA
MAIN 4
PANEL "ES"
ATS 1 800A
ATS 2 1000A
ATS 3 400A
ATS 4 1000A
ATS 7 200A
ATS 10 1000A
EGRESS LIGHTING
DCAC
CAC UNITS (HVAC) GLYCOL PUMPS
CONTINUE TOP OF PAGE
ELEVATORS
FIRE PUMP
100 HP
GARAGE FANS
DRY COOLERS

EXISTING ONELINE DIAGRAM

SCALE: NO SCALE

POWER MANAGEMENT CORPORATION
CONSULTING ENGINEERS
1025 SIXTEENTH AVENUE SOUTH, SUITE 300
NASHVILLE, TENNESSEE 37212

EMDEON/WILLIS DATA CENTER

UPS UPGRADE - SCHEMATIC DESIGN
26 CENTURY PLACE

NASHVILLE, TENNESSEE

DATE:	04-28-2008
PROJECT #:	08036.00
DESIGNER:	JHA
ENGINEER:	JHA

E101

2.0 MVA
MAIN 5
MAIN 4
800A
1200A
800A
1000A
1000A
G1
G3
G5
G4
G2
1000A
ATS 2
1000A
ATS 4
1000A
ATS 5
1000A
PANEL 'ES'
800A
400A
800A
200A
ATS 1
800A
ATS 3
400A
ATS 10
1000A
ATS 7
200A
EXPRESS LIGHTING
TO NEW UPS SYSTEM
CAC UNITS (HVAC)
GLYCOL PUMPS
DRY COOLERS
TO OLD UPS SYSTEM
ELEVATORS
FIRE PUMP
100 HP

PROPOSED ONELINE DIAGRAM - PHASE 1

SCALE: NO SCALE

POWER MANAGEMENT CORPORATION

CONSULTING ENGINEERS

1025 SIXTEENTH AVENUE SOUTH, SUITE 300
NASHVILLE, TENNESSEE 37212
Phone: 615.383.6949 Fax: 615.383.6753
mail@powermgmt.com www.powermgmt.com

EMDEON/WILLIS DATA CENTER

UPS UPGRADE - SCHEMATIC DESIGN
26 CENTURY PLACE

NASHVILLE, TENNESSEE

DATE	04-28-2008
PROJECT #:	08038.00
DESIGNER:	JHA
ENGINEER:	JHA

E102

EXHIBIT C

Draft Phasing of Willis / Emedon DC Migration

Phase 1
Approximately
1300 sq'
Will be made ready
two weeks after all
approvals have
been received
Tape Vault
(588sq)
Demo by Willis
UPS
ROOM

Emdeon Business Services

Dual Data Center Project
One Century Place

EXHIBIT D